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                                                                    EXHIBIT 99.2

                             [FORM OF PRESS RELEASE]


         Sarasota, Florida. May 13, 1999. RISCORP, Inc. today announced that its Board of Directors has adopted a shareholder protection rights agreement designed to enhance the ability of all shareholders to realize the long-term value of their investment in the Company.

         The rights plan provides that one Class A right will be distributed as a dividend on each outstanding share of Class A common stock and one Class B right will be distributed as a dividend on each outstanding share of Class B common stock held of record as of the close of business on May 28, 1999.

         Frederick M. Dawson, President and Chief Executive Officer of the Company, stated: "The rights plan does not prevent a takeover, but it is designed to protect shareholders' interests by encouraging anyone seeking control of the Company to negotiate with the Board of Directors." A spokesman also noted that such plans have been adopted by a significant number of public corporations in recent years. The Board's action came after consulting with legal advisors.

         Each right will entitle holders of a share of Class A or Class B common stock to purchase one one-thousandth of a new series of either Class A or Class B junior participating preferred stock of the Company at an exercise price of $10. Each such fractional share of preferred stock is equivalent in voting power to one share of Class A common stock or Class B common stock, as the case may be, and would be paid dividends equal to the dividends paid on each share of either Class A common stock or Class B common stock, as the case may be. The rights will be exercisable only if a person or group acquires beneficial ownership of 5% or more of the Company's Class A common stock, or announces a tender or exchange offer upon consummation of which, such person or group would beneficially own 5% or more of the Class A common shares of the Company. The rights are not triggered by present beneficial holders of 5% or more of the Class A common stock unless they subsequently increase their beneficial holdings.

         If a person or group becomes a beneficial owner of 5% or more of the Company's Class A common shares, then each right not owned by the person or group entitles its holder to purchase shares of either Class A or Class B common stock at the right's then current exercise price (or in certain circumstances as determined by the Company, a combination of cash, property, common shares or other securities), having a value of twice the right's exercise price of $10. Rights held by any acquiring person who causes the rights to be triggered become void. (For example, at a market price of $2 per share, each right held by a holder of Class A common stock would entitle its holder to purchase approximately 10 additional shares of Class A common stock.) For purposes of determining the value of the Series A and Series B participating preferred stock, each one one-thousandth of a share will be considered to be equivalent in value to one share of Class A common stock or Class B common stock, as the case may be.



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         In addition, if the Company is involved in a merger or business combination transaction with another person in which the Company is not the surviving corporation, each right that has not previously been exercised will entitle its holder to purchase, at the right's then-current exercise price, common shares of such other person having a value of twice the right's exercise price.

         The Company may terminate the rights, without payment to the holders, at any time until the close of business on the tenth business day following an announcement by the Company that a person or group has become the beneficial owner of 5% or more of the Company's Class A common stock.

         Details of the shareholder protection rights agreement are outlined in a letter which will be mailed to all shareholders of record at the close of business on May 28, 1999.



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